Exhibit 4(a)(2)

         SECOND SUPPLEMENTAL INDENTURE, dated as of March 15, 1996, between Texfi Industries, Inc., a Delaware corporation (the "Company"), and First Union National Bank of North Carolina, a national banking association (the "Trustee"). Capitalized terms used herein without definition shall have the same meanings herein as in the Indenture.

                              W I T N E S S E T H:

         WHEREAS, the Company and the Trustee are parties to an Indenture dated as of September 8, 1993 ("Indenture"), pursuant to which the Company may issue up to $34,500,000 in principal amount of 8 3/4% Senior Subordinated Debentures due August 1, 1999; and

         WHEREAS,   the  Company  and  the  Trustee   entered   into  the  First
Supplemental Indenture dated March 10, 1995; and

         WHEREAS, Section 11.01 of the Indenture provides that the Company, when authorized by a resolution of its Board of Directors, and the Trustee may make certain amendments to the Indenture without the consent of any Securityholders;

         WHEREAS, the Company desires to amend the Indenture as set forth herein and such amendments may be made without the consent of any Securityholders;

         NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, receipt whereof is hereby acknowledged, the parties hereto agree as follows:

         1. The Indenture is hereby amended by adding a new Section 4.13 as follows:

                  Section 4.13.  Deposits Prior to Maturity

                           Beginning  on the last  business  day of the month of
                  September, 1998, and continuing on the last business day of each month thereafter to and including June, 1999 (each such day being referred to as a "Payment Date"), the Company will deposit with the Trustee an amount equal to Six Hundred Thousand Dollars ($600,000.00) (a "Deposit"), provided, that the amount of any Deposit may be reduced by an amount equal to all Repurchased Debentures surrendered to the Trustee on or prior to the applicable Payment Date. For purposes of the foregoing sentence, "Repurchased Debentures" means (i) the principal amount of all Debentures repurchased by the Company as of the applicable Payment Date less (ii) the principal amount of all such Debentures that have been credited against previous Deposits on prior Payment Dates. The Company shall provide to the Trustee within five business days following each Payment Date a statement reflecting the amount of the Deposit made with the Trustee on such Payment Date and the amount of all Debenture


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                  Repurchases  by the  Company  as of  such  Payment  Date.  The
                  Trustee is authorized to place the Deposits in a special reserve account where it shall be held in trust for the benefit of the Securityholders. The Trustee shall invest and apply the Deposits pursuant to Section 8.02. The Company acknowledges and agrees that upon deposit with the Trustee of such amounts, such Deposits shall become the property of the Holders and that the Company has no ownership or other interest in such Deposits.

         2. The Indenture is hereby amended by deleting Section 8.02 in its entirety and inserting therefor the following:

         Section 8.02.  Application of Trust Money.

                           The Trustee or Paying Agent shall hold in trust money
                  or U. S. Government  Obligations deposited with it pursuant to
                  Section 8.01 and shall apply the deposited money and the money from U.S. Government Obligations in accordance with this Indenture to the payment of principal and interest on the Securities.

                           The Trustee  shall  receive and hold in trust for the
                  benefit of the Securityholders such amounts as shall be paid to it by the Company pursuant to Section 4.13 and shall invest such amounts in U.S. Government Obligations or in interest-bearing accounts or certificates of deposit with federal or state charted banks located in the State of North Carolina that have assets in excess of $500,000,000 and that have their deposits of $100,000 or less insured by the Federal Deposit Insurance Corporation or its successor corporation. All such amounts, including interest earned thereon, shall be held in trust for the benefit of the Securityholders and shall be paid by the Trustee (i) first on the principal of the Debentures when it comes due, ratably, without preference or priority of any kind, (ii) then on interest, ratably, without preference or priority of any kind, and (iii) then to the Trustee for amounts due under Section 7.07.

         3. Section 3.07 of the Indenture is hereby amended by inserting the words "or Section 4.13" in the second line following the words "Section 8.01" and preceding the word "shall".

         4. Except as specifically modified herein, the Indenture shall remain in full force and effect in accordance with its terms.

         5. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Second Supplemental Indenture may be executed in any number of counterparts, each of

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which shall be an original;  but such counterparts shall together constitute but one and the same instrument.

         6. The recitals contained in this Second Supplemental Indenture shall be taken as statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

         7. The Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of North Carolina.

         IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed, all as of the date first written above.

                                                 TEXFI INDUSTRIES, INC.


                                                 By: /s/ William L. Remley
                                                 Title: Chief Executive Officer
[SEAL]

ATTEST:

/s/ Paige Clarke Dickerson
Assistant Secretary

                                                  FIRST UNION NATIONAL BANK OF
                                                  NORTH CAROLINA, as Trustee


                                                  By: /s/ Shannon Stahel
                                                  Title: Trust Officer
[SEAL]

ATTEST:

/s/ Karen E. Atkins
Assistant Secretary

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